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                                                                   EXHIBIT 10.04

                              CARDINAL HEALTH, INC.
                       NONQUALIFIED STOCK OPTION AGREEMENT

      On [date of grant] (the "Grant Date"), Cardinal Health, Inc., an Ohio corporation (the "Company"), has awarded to [employee name] ("Awardee"), an option (the "Option") to purchase [# of shares] common shares, without par value, of the Company (the "Shares") for a price of [$X.XX] per share. The Option has been granted under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan (the "Plan") and will include and be subject to all provisions of the Plan, which are incorporated herein by reference, and will be subject to the provisions of this agreement. Capitalized terms used in this agreement which are not specifically defined will have the meanings ascribed to such terms in the Plan. This Option shall vest and become exercisable [CLIFF ALTERNATIVE: on [vesting date]] [INSTALLMENT ALTERNATIVE: in accordance with the following schedule: [vesting schedule], subject [INSTALLMENT ALTERNATIVE: in each case] to the provisions of this agreement, including those relating to the Awardee's continued employment with the Company and its Affiliates. Notwithstanding the foregoing, in the event of a Change of Control prior to Awardee's Termination of Employment, the Option shall vest in full. This Option shall expire on [date of expiration] (the "Grant Expiration Date").

1. Method of Exercise and Payment of Price.

(a) Method of Exercise. At any time when all or a portion of the Option is exercisable under the Plan and this agreement, some or all of the exercisable portion of the Option may be exercised from time to time by written notice to the Company, or such other method of exercise as may be specified by the Company, including without limitation, exercise by electronic means on the web site of the Company's third-party option plan administrator, which will:

      (i) state the number of Shares with respect to which the Option is being exercised; and

      (ii) if the Option is being exercised by anyone other than Awardee, if not already provided, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option under the Plan and all applicable laws and regulations.

(b) Payment of Price. The full exercise price for the portion of the Option being exercised shall be paid to the Company as provided below:

      (i) in cash;

      (ii) by check or wire transfer (denominated in U.S. Dollars);

      (iii) subject to any conditions or limitations established by the Administrator, other Shares which (A) in the case of Shares acquired from the Company (whether upon the exercise of an Option or otherwise), have been owned by the Participant for more than six months on the date of surrender (unless this condition is waived by the Administrator), and (B) have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option shall be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price shall be refunded to the Awardee in cash);

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      (iv) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator; or

      (v) any combination of the foregoing methods of payment.

2. Transferability. The Option shall be transferable (I) at Awardee's death, by Awardee by will or pursuant to the laws of descent and distribution, and (II) by Awardee during Awardee's lifetime, without payment of consideration, to (a) the spouse, former spouse, parents, stepparents, grandparents, parents-in-law, siblings, siblings-in-law, children, stepchildren, children-in-law, grandchildren, nieces or nephews of Awardee, or any other persons sharing Awardee's household (other than tenants or employees) (collectively, "Family Members"), (b) a trust or trusts for the primary benefit of Awardee or such Family Members, (c) a foundation in which Awardee or such Family Members control the management of assets, or (d) a partnership in which Awardee or such Family Members are the majority or controlling partners; provided, however, that subsequent transfers of the transferred Option shall be prohibited, except (X) if the transferee is an individual, at the transferee's death by the transferee by will or pursuant to the laws of descent and distribution, and (Y) without payment of consideration to the individuals or entities listed in subparagraphs II(a), (b) or (c), above, with respect to the original Awardee. The Administrator may, in its discretion, permit transfers to other persons and entities as permitted by the Plan. Neither a transfer under a domestic relations order in settlement of marital property rights nor a transfer to an entity in which more than 50% of the voting interests are owned by Awardee or Family Members in exchange for an interest in that entity shall be considered to be a transfer for consideration. Within 10 days of any transfer, Awardee shall notify the Compensation and Benefits department of the Company in writing of the transfer. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided in the Plan or this agreement, references to the original Awardee shall be deemed to refer to the transferee. The events of Termination of Employment of Awardee provided in paragraph 3 hereof shall continue to be applied with respect to the original Awardee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods, specified in paragraph 3. The Company shall have no obligation to notify any transferee of Awardee's Termination of Employment with the Company for any reason. The conduct prohibited of Awardee in paragraphs 5 through 7 and, if applicable, paragraph 11 of this agreement shall continue to be prohibited of Awardee following transfer to the same extent as immediately prior to transfer and the Option (or its economic value, as applicable) shall be subject to forfeiture by the transferee and recoupment from Awardee to the same extent as would have been the case of Awardee had the Option not been transferred. Awardee shall remain subject to the recoupment provisions of paragraph 13 of this agreement and tax withholding provisions of Section 29 of the Plan following transfer of the Option.

3. Termination of Employment.

(a) Termination of Employment by Reason of Death. If a Termination of Employment occurs by reason of death prior to the vesting in full of the Option, then any unvested portion of the Option shall vest upon and become exercisable in full from and after such death. The Option may thereafter be exercised by any transferee of Awardee, if applicable, or by the legal representative of the estate or by the legatee of Awardee under the will of Awardee for a period of one year from the date of death or until the Grant Expiration Date, whichever period is shorter.

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(b) Termination of Employment by Reason of Retirement or Disability. If a
Termination of Employment occurs by reason of Retirement or Disability prior to the vesting in full of the Option, then any unexercised portion of the Option which has not vested on such date of Termination of Employment will automatically be forfeited. The Option, to the extent vested, may be exercised by Awardee (or any transferee, if applicable) until the earlier of the fifth anniversary of the date of such Retirement or Disability or the Grant Expiration Date, provided that if Awardee has at least 15 years of service with the Company and its Affiliates (collectively, the "Cardinal Group") at the time of Retirement, the Option, to the extent vested, may be exercised by Awardee (or any transferee, if applicable) until the Grant Expiration Date. Notwithstanding the foregoing, if Awardee dies after Retirement or Disability, but before the expiration of the exercise period provided for by the preceding sentence, the Option, to the extent vested, may be exercised by any transferee of the Option, if applicable, or by the legal representative of the estate or by the legatee of Awardee under the will of Awardee from and after such death only until the earlier of (x) the first anniversary of the date of death or (y) the date upon which such exercise period would have otherwise expired.

(c) Other Termination of Employment. If a Termination of Employment occurs by any reason other than death, Retirement or Disability, any unexercised portion of the Option which has not vested on such date of Termination of Employment will automatically be forfeited. Unless otherwise determined by the Administrator at or after grant or Termination of Employment and subject to
Section 16(b)(ii) of the Plan, Awardee (or any transferee, if applicable) will have 90 days from the date of Termination of Employment or until the Grant Expiration Date, whichever period is shorter, to exercise any portion of the Option that is vested and exercisable on the date of Termination of Employment; provided, however, that if the Termination of Employment was a Termination for Cause, as determined by the Administrator, the Option may be immediately canceled by the Administrator (whether then held by Awardee or any transferee).

4. Restrictions on Exercise. The Option is subject to all restrictions in this agreement and/or in the Plan. As a condition of any exercise of the Option, the Company may require Awardee or his or her transferee or successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters (including Awardee's compliance with the terms of paragraphs 5 through 7 and, if applicable, paragraph 11 of this agreement or any employment or severance agreement between the Cardinal Group and Awardee) reasonably requested by the Company.

5. Agreement Not to Disclose or Use Confidential Information, Trade Secrets or Other Business Sensitive Information. The parties acknowledge and agree that the Cardinal Group is the sole and exclusive owner of Confidential Information, Trade Secrets or Other Business Sensitive Information and that the Cardinal Group has legitimate business interests in protecting such information. The parties further acknowledge and agree that the Cardinal Group has invested, and continues to invest, considerable amounts of time and money in obtaining, developing and preserving the confidentiality of such information. Further, the parties agree that, because of the trust and fiduciary relationship arising between Awardee and the Cardinal Group, Awardee owes the Cardinal Group a fiduciary duty to preserve and protect such information from any and all unauthorized disclosure and use. Accordingly, Awardee shall not, either directly or indirectly, disclose such information to any third party whatsoever and shall not use such information in any manner, except as authorized in the reasonable performance of Awardee's duties while employed by the Cardinal Group. "Confidential Information, Trade Secrets or Other Business Sensitive Information" shall include any such information as defined

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by applicable law and any information about the business of the Cardinal Group and its customers that is not generally known to, or readily ascertainable by, the public, including, but not limited to, financial information and models, customer lists, business plans or strategies, marketing and sales plans or strategies, the identity, compensation and qualifications of employees of the Cardinal Group, sources of supply, pricing policies, operational methods, product specification or technical processes, new product information, formulation techniques, customer contacts, profit or cost information, research and development information or other information that the Cardinal Group has developed or compiled.

6. Delivery of Company Property. Awardee recognizes and agrees that all documents, magnetic media, computer disks, desktop and laptop computers and other tangible items that were provided by the Cardinal Group and/or that contain Confidential Information, Trade Secrets or Other Business Sensitive Information as defined above are the sole and exclusive property of the Cardinal Group. Upon request by the Cardinal Group, Awardee shall promptly and immediately return to the Cardinal Group all such documents, media, disks, desktop and laptop computers and other tangible items. Upon the Termination of Employment with the Cardinal Group, Awardee shall promptly and immediately return to the Cardinal Group any and all such documents, media, disks, desktop and laptop computers or other tangible items, without request by the Cardinal Group. Awardee shall not take any such information or make/retain copies of such information for any purpose whatsoever except as is necessary for the reasonable performance of Awardee's duties while employed by the Cardinal Group.

7. Other Covenants. Except as modified by paragraph 11 below, Awardee hereby covenants and agrees that, in consideration of the grant hereunder, Awardee shall not, either directly or indirectly, on Awardee's own behalf or on any other's behalf, engage in or assist others in any of the following activities:

(a) Awardee shall not engage in any action or conduct that is a violation of the policies of the Cardinal Group, including conduct that would constitute a breach of any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies executed by Awardee;

(b) During Awardee's employment with the Cardinal Group and for 12 months following the Termination of Employment for any reason, Awardee shall not, either directly or indirectly, employ, contact concerning employment, or participate in any manner in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the Cardinal Group at any time within the 12 months prior to the Termination of Employment with the Cardinal Group;

(c) Awardee shall not at any time during employment with the Cardinal Group nor at any time thereafter disparage the Cardinal Group or any of its employees, officers, representatives, services or products;

(d) During Awardee's employment with the Cardinal Group and for 12 months following the Termination of Employment for any reason, Awardee shall not engage in any action or conduct that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, potential customers, vendors or suppliers that were known to Awardee in the performance of Awardee's job duties while employed with the Cardinal Group;

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(e) During Awardee's employment with the Cardinal Group and for 12 months following the Termination of Employment for any reason, Awardee shall not solicit or accept business of the same type as that in which Awardee was employed by the Cardinal Group from any customer, potential customer, vendor or supplier of the Cardinal Group that was known to Awardee in the performance of Awardee's job duties while employed with the Cardinal Group, nor shall Awardee during such time period solicit or accept such business within any geographic area in which Awardee was assigned or for which Awardee had any managerial responsibility;

(f) During Awardee's employment with the Cardinal Group and for 12 months following the Termination of Employment for any reason, Awardee shall not accept employment with or serve as a consultant or advisor or in any other capacity to an entity that is in competition with the business conducted by any member of the Cardinal Group within a geographic area in which Awardee was assigned or for which Awardee had any managerial responsibility; and

(g) Awardee shall not breach or violate any provision of any employment or severance agreement that Awardee has with any member of the Cardinal Group.

8. Inevitable Disclosure. The parties specifically acknowledge and agree that the provisions of this agreement are reasonable in light of the fact that, in the event that Awardee would become employed or otherwise associated with a competitor of the Cardinal Group, it would be inevitable that Awardee would disclose Confidential Information, Trade Secrets or Other Business Sensitive Information as defined above to such competitor. The parties acknowledge and agree that Awardee has been introduced by the Cardinal Group to such Confidential Information, Trade Secrets or Other Business Sensitive Information as defined above and that such information would aid the competitor and that the threat of such inevitable disclosure is so great that, for purposes of this agreement, it must be assumed that such disclosure would occur.

9. Covenants Are Independent Elements. The parties acknowledge that the obligations and covenants set forth in paragraphs 5 through 8 above and, if applicable, paragraph 11 below are essential independent elements of this Option grant and that, but for Awardee agreeing to comply with them, the Cardinal Group would not have granted such Option to Awardee. The parties agree and acknowledge that the provisions contained in paragraphs 5 through 8 above and, if applicable, paragraph 11 below are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made with regard to such paragraphs. The existence of any claim by Awardee against the Cardinal Group, whether based on this agreement or otherwise, shall not operate as a defense to the enforcement of the covenants contained in paragraphs 5 through 8 above and, if applicable, paragraph 11 below. The covenants contained in paragraphs 5 through 8 above and, if applicable, paragraph 11 below will remain in full force and effect whether Awardee is terminated by the Cardinal Group or voluntarily resigns.

10. Assignment of Covenants. The rights of the Cardinal Group under this agreement shall inure to the benefit of, and be binding upon, its successors and assigns. Any successor or assign of the Cardinal Group is authorized to enforce the covenants contained in this agreement. Any successor or assign of the Cardinal Group is authorized by the parties to enforce the covenants contained herein as if the name of such successor or assign shall replace the Cardinal Group throughout this agreement and any consent and/or notice, written or otherwise, is hereby waived and deemed unnecessary by Awardee.

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11. California Specific Modifications. This paragraph 11 shall supercede and modify certain of the covenants, obligations and restrictions of Awardee set forth in paragraph 7 above in the event that, and only during such time that, Awardee's principal employment with the Cardinal Group is in the State of California. In the event that any of the provisions contained in subparagraphs 7(d) through (f) above are inconsistent with the provisions of this paragraph 11 with regard to the State of California, then the provisions contained in subparagraphs 7(d) through (f) shall not apply and the following provisions shall apply instead:

(a) Within the geographic area in which Awardee was assigned or for which Awardee had any managerial responsibility, Awardee shall not, during Awardee's employment with the Cardinal Group and for 12 months following Termination of Employment for any reason, solicit or actually transact business with any existing customer of the Cardinal Group of which Awardee's knowledge of the existence of that customer or of that customer's purchasing habits, product preferences or commercial practices exists because of Awardee's receipt of Confidential Information, Trade Secrets or Other Business Sensitive Information from the Cardinal Group; and

(b) Regardless of geographic area, Awardee shall not, during the period of Awardee's employment with the Cardinal Group and for 12 months following Termination of Employment for any reason, solicit business from any customers of the same type as the business of the Cardinal Group at the time of the Termination of Employment with the Cardinal Group whose identities are not already within the public domain if Awardee directly serviced such customers, was assigned to such customers, was responsible for such customers or otherwise had personal contact with such customers during the 12-month period immediately preceding expiration of Awardee's employment with the Cardinal Group.

In the event that Awardee is reassigned to any other state within the United States of America other than the State of California or to any other country, then all of the provisions of paragraph 7 above shall apply in full force and effect and the provisions of this paragraph 11 shall not apply.

12. Reasonableness of Restrictions Contained in Agreement. Awardee acknowledges that the covenants contained in this agreement are reasonable in nature, are fundamental for the protection of the legitimate business and proprietary interests of the Cardinal Group, are necessary to protect the goodwill between the Cardinal Group and its customers, and do not adversely affect Awardee's ability to earn a living in any capacity that does not violate such covenants. The parties further agree that in the event of any violation by Awardee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law.

13. Special Forfeiture/Repayment Rules. If Awardee engages in conduct that is in violation of the covenants and restrictions contained in this agreement, then Awardee shall be subject to the following special forfeiture/repayment rules in addition to any other remedy that the Cardinal Group may have:

(a) the Option (or any part thereof that has not been exercised) shall immediately and automatically terminate, be forfeited, and shall cease to be exercisable at any time; and

(b) Awardee shall, within 30 days following written notice from the Company, pay the Company an amount equal to the gross option gain realized or obtained by Awardee or any

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transferee resulting from the exercise of such Option, measured at the date of exercise (i.e., the difference between the market value of the Shares underlying the Option on the exercise date and the exercise price paid for such Shares underlying the Option), with respect to any portion of the Option that has already been exercised at any time within three years prior to the conduct by Awardee that is in violation of the covenants and restrictions of this agreement (the "Look-Back Period"), less $1.00.

Awardee may be released from Awardee's obligations under this paragraph 13 if and only if the Administrator (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Awardee agrees to provide the Company with at least 10 days' written notice prior to directly or indirectly accepting employment with or serving as a consultant or advisor or in any other capacity to a competitor and further agrees to inform any such new employer, before accepting employment, of the terms of this agreement and Awardee's continuing obligations contained herein. No provisions of this agreement shall diminish, negate or otherwise impact any separate noncompete or other agreement to which Awardee may be a party, including, but not limited to, any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Awardee contained in this agreement, the provisions of this agreement shall take precedence and such other inconsistent provisions shall be null and void. Awardee acknowledges and agrees that the restrictions and covenants of Awardee contained in this agreement are being made for the benefit of the Company in consideration of Awardee's receipt of the Option, in consideration of employment, in consideration of exposing Awardee to the Company's business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Awardee further acknowledges that the receipt of the Option and execution of this agreement are voluntary actions on the part of Awardee and that the Company is unwilling to provide the Option to Awardee without including the restrictions and covenants of Awardee contained in this agreement. Further, the parties agree and acknowledge that the provisions contained in paragraph 7 and, if applicable, paragraph 11 above are ancillary to or part of an otherwise enforceable agreement at the time the agreement is made.

14. Right of Set-Off. By accepting this Option, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by Awardee under this agreement.

15. Withholding Tax. The Company shall have the right to require Awardee to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the Options, or, in lieu thereof, to retain, or sell without notice, a sufficient number of Shares subject to the Option to cover the amount required to be withheld. In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld shall not exceed the minimum required by applicable law and regulations.

16. Governing Law/Venue. This agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this agreement and that the Option and

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benefits granted herein would not be granted without the governance of this agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this agreement shall be brought in state or federal courts located in Franklin County, Ohio and the parties executing this agreement hereby consent to the personal jurisdiction of such courts. In the event of any violation or attempted violations of the restrictions and covenants of Awardee contained in this agreement, the Cardinal Group shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Awardee, and Awardee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to the rights and remedies afforded the Cardinal Group hereunder or by law. In the event that it becomes necessary for the Cardinal Group to institute legal proceedings under this agreement, Awardee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings.

17. Severability. It is the desire and intent of the parties that the provisions of this agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable as written, it is the intent and desire of the parties that the court shall modify the language of such provision or portion of this agreement to the extent necessary to make it valid and enforceable. If no such modification by the court is possible, this agreement shall be deemed amended to delete therefrom only the provision or portion thus determined to be invalid or unenforceable. Such modification or deletion is to apply only with respect to the operation of such provision in the particular jurisdiction in which such court determination is made.

18. Action by the Administrator. The parties agree that the interpretation of this agreement shall rest exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator with regard to the interpretation of this agreement and with regard to any and all matters set forth in this agreement. The Administrator may delegate its functions under this agreement to an officer of the Cardinal Group designated by the Administrator (hereinafter the "designee"). In fulfilling its responsibilities hereunder, the Administrator or its designee may rely upon documents, written statements of the parties, or such other material as the Administrator or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator or its designee and that any decision of the Administrator or its designee relating to this agreement, including, without limitation, whether particular conduct constitutes a violation of the covenants, obligations and restrictions of Awardee set forth in paragraphs 5 through 7 and, if applicable, paragraph 11 above, shall be final and binding unless such decision is arbitrary and capricious.

19. Prompt Acceptance of Agreement. The Option grant evidenced by this agreement shall, at the discretion of the Administrator, be forfeited be forfeited if this agreement is not manually executed and returned to the Company, or electronically executed by Awardee by indicating Awardee's acceptance of this agreement in accordance with the acceptance procedures set forth on the Company's third-party equity plan administrator's web site, within 90 days of the Grant Date.

20. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option grant under and participation in the Plan or future options that may be granted under the Plan by electronic

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means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of option grants and the execution of option agreements through electronic signature.

21. Notices. All notices, requests, consents and other communications required or provided under this agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

        Cardinal Health, Inc.
        7000 Cardinal Place
        Dublin, Ohio 43017
        Attention:  Chief Legal Officer
        Facsimile:  (614) 757-6948

All notices, requests, consents and other communications required or provided under this agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Awardee.

                                        CARDINAL HEALTH, INC.

                                        By: ________________________________
                                        Its: _______________________________

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                             ACCEPTANCE OF AGREEMENT

Awardee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this agreement; (b) voluntarily and knowingly accepts this agreement and the Option granted to him or her under this agreement subject to all provisions of the Plan and this agreement, including the obligations and covenants set forth in paragraphs 5 through 8 above and, if applicable, paragraph 11 above; and
(c) represents that he or she understands that the acceptance of this agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the agreement. Awardee further acknowledges receiving a copy of the Company's most recent annual report to shareholders and other communications routinely distributed to the Company's shareholders and a copy of the Plan Description dated [date of Plan Description] pertaining to the Plan.

                                        [_________________________________
                                        Awardee's Signature

                                        __________________________________
                                        Awardee's Social Security Number

                                        __________________________________
                                        Date]

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